Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2021 Financial Results

Sandusky, Ohio, October 27, 2021 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and nine months ending September 30, 2021.

Third quarter and year-to-date 2021 highlights:

•	Net income of $9.6 million, or $0.64 per diluted share, for the third quarter of 2021, compared to $7.7 million, or $0.48 per diluted share, for the third quarter of 2020.

•	Net income of $29.6 million, or $1.90 per diluted share, compared to $22.0 million, or $1.36 per diluted share, for the nine months ended September 30, 2021 and 2020, respectively.

•	COVID–19 loan deferrals decreased to 0.9% of total loans at period end, compared to 3.6% at December 31, 2020 and 21.3% at June 30, 2020.

•	Third quarterly dividend of $0.14 is equivalent to an annualized yield of 2.41% based on the September 30, 2021 market close of $23.23 and a dividend payout ratio of 21.88%.

•	In the third quarter, we began the redeployment of $50.0 million excess liquidity into investment securities, yielding 1.80%.

“We turned in another solid Civista quarter. We redeployed excess cash into our investment portfolio to pick up yield. While mortgage refinancing is slowing down, our mortgage team had another good quarter” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended September 30, 2021 and 2020

Net interest income increased $2.4 million, or 11.0%, for the third quarter of 2021 compared to the same period of 2020, due to a $1.2 million increase in interest income of as well as a $1.2 million decrease in interest expense. Interest income included a $1.3 million increase on accretion of PPP loan fees during the quarter compared to last year.

The increase in interest income was due to an increase in average earning assets of $129.6 million and to the $2.5 million of PPP fees as well as $550.5 thousand accretion income related to loan portfolios acquired through acquisitions.

The decrease in interest expense is primarily due to a decrease in average rates of 27 basis points. Average interest-bearing liabilities also decreased by $48.7 million, or 2.8%. The decrease in average interest-bearing liabilities was primarily due to the second quarter pay-off of a $50 million long-term FHLB advance at a rate of 2.05%.

Net interest margin increased 18 basis points to 3.62% for the third quarter of 2021, compared to 3.44% for the same period a year ago.

PPP loans averaged $105.9 million during the quarter at an average yield of 10.44%, including the related fee accretion, which increased the margin by 28 basis points.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended September 30,
	2021			2020
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,010,665	$22,704	4.48%	$2,040,492	$21,638	4.22%
Taxable securities	264,655	1,423	2.18%	183,196	1,325	3.01%
Non-taxable securities	217,987	1,555	3.91%	205,398	1,536	4.14%
Interest-bearing deposits in other banks	254,143	102	0.16%	188,798	59	0.12%

Total interest-earning assets	$2,747,450	25,784	3.82%	$2,617,884	24,558	3.83%

Noninterest-earning assets:
Cash and due from financial institutions	33,803			29,647
Premises and equipment, net	22,845			23,214
Accrued interest receivable	7,417			10,109
Intangible assets	84,949			84,906
Bank owned life insurance	46,557			45,574
Other assets	38,189			42,916
Less allowance for loan losses	(26,683)			(21,214)

Total Assets	$2,954,527			$2,833,036

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,331,032	$302	0.09%	$1,108,512	$389	0.14%
Time	257,047	668	1.03%	292,806	1,242	1.69%
FHLB	75,000	194	1.03%	125,000	452	1.44%
Other borrowings	—	—	0.00%	184,238	269	0.58%
Subordinated debentures	29,427	182	2.45%	29,427	194	2.62%
Repurchase agreements	23,084	5	0.09%	24,300	6	0.10%

Total interest-bearing liabilities	$1,715,590	1,351	0.31%	$1,764,283	2,552	0.58%

Noninterest-bearing deposits	849,501			683,473
Other liabilities	40,466			46,002
Shareholders’ equity	348,970			339,278

Total Liabilities and Shareholders’ Equity	$2,954,527			$2,833,036

Net interest income and interest rate spread		$24,433	3.50%		$22,006	3.25%
Net interest margin			3.62%			3.44%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $414 thousand and $411 thousand for the periods ended September 30, 2021 and 2020, respectively.

**	- Average balance includes nonaccrual loans

For the nine-month period ended September 30, 2021 and 2020

Net interest income increased $5.9 million, or 8.9%, compared to the same period in 2020.

Interest income increased $2.9 million, or 3.9%, for the first nine months of 2021. Average earning assets increased $382.5 million, which resulted in a $5.6 million increase in interest income. Average yields decreased 42 basis points which resulted in a $2.7 million decrease in interest income. During the nine-month period, the Bank had average PPP Loans totaling $187.4 million. These loans had an average yield of 7.01% including the amortization of PPP fees, which increased the margin by 32 basis points.

Interest expense decreased $3.0 million, or 38.3%, for the first nine months of 2021 compared to the same period of 2020. Average rates decreased 29 basis points, resulting in a $2.5 million decrease in interest expense. Average interest-bearing liabilities increased $133.5 million, but a mix shift toward interest-bearing demand deposits led to a decrease in interest expense of $549 thousand.

Net interest margin decreased 22 basis points to 3.48% for the first nine months of 2021, compared to 3.70% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Nine Months Ended September 30,
	2021			2020
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,044,741	$68,140	4.46%	$1,913,514	$64,924	4.53%
Taxable securities	214,979	3,928	2.51%	185,577	4,100	3.07%
Non-taxable securities	211,538	4,599	4.02%	201,303	4,589	4.18%
Interest-bearing deposits in other banks	371,204	341	1.20%	159,539	531	0.44%

Total interest-earning assets	$2,842,462	77,008	3.71%	$2,459,933	74,144	4.13%

Noninterest-earning assets:
Cash and due from financial institutions	37,763			94,083
Premises and equipment, net	22,578			22,830
Accrued interest receivable	8,146			8,729
Intangible assets	84,817			84,965
Bank owned life insurance	46,310			45,332
Other assets	37,504			37,802
Less allowance for loan losses	(26,288)			(17,759)

Total Assets	$3,053,292			$2,735,915

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,297,217	$979	0.10%	$1,010,719	$1,433	0.19%
Time	270,139	2,387	1.18%	287,740	3,985	1.85%
FHLB	100,458	968	1.29%	135,888	1,480	1.46%
Other borrowings	—	—	0.00%	103,133	275	0.36%
Federal funds purchased	—	—	0.00%	385	1	0.35%
Subordinated debentures	29,427	553	2.51%	29,427	757	3.44%
Repurchase agreements	26,695	19	0.10%	23,141	17	0.10%

Total interest-bearing liabilities	$1,723,936	4,906	0.38%	$1,590,433	7,948	0.67%

Noninterest-bearing deposits	940,123			757,696
Other liabilities	39,952			53,633
Shareholders’ equity	349,281			334,153

Total Liabilities and Shareholders’ Equity	$3,053,292			$2,735,915

Net interest income and interest rate spread		$72,102	3.33%		$66,196	3.46%
Net interest margin			3.48%			3.70%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.2 million and $1.2 million for the periods ended September 30, 2021 and 2020, respectively.

**	- Average balance includes nonaccrual loans

No provision for loan losses was recorded during the third quarter while we recorded $830 thousand for the first nine months of 2021. The provision for loan losses was $2.3 million for the third quarter of 2020 and $7.9 million for the first nine months of 2020. The reserve ratio increased to 1.33% at September 30, 2021 from 1.22% at December 31, 2020. The reserve ratio without $83.3 million of PPP loans would have been 5 basis points higher.

For the third quarter of 2021, noninterest income totaled $6.4 million, a decrease of $360 thousand, or 5.3%, compared to the prior year’s third quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended September 30,
	2021	2020	$ change	% change
Service charges	$1,519	$1,414	$105	7.4%
Net gain on sale of securities	4	92	(88)	-95.7%
Net gain on equity securities	50	20	30	150.0%
Net gain on sale of loans	1,612	2,413	(801)	-33.2%
ATM/Interchange fees	1,330	1,183	147	12.4%
Wealth management fees	1,236	1,006	230	22.9%
Bank owned life insurance	261	243	18	7.4%
Swap fees	41	158	(117)	-74.1%
Other	373	257	116	45.1%

Total noninterest income	$6,426	$6,786	$(360)	-5.3%

Net gain on sale of loans decreased primarily as a result of a decrease in volume of loans sold. Loans sold totaled $56.9 million and $84.3 million during the three months ended September 30, 2021 and 2020, respectively.

Service charges increased as a result of higher overdraft fees and service charges. During 2020, customer behavior changed as a result of the COVID-19 pandemic, resulting in fewer overdrafts. Overdraft fees are trending toward pre-pandemic levels.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Swap fees decreased due to the volume. For the quarter, we did not record any new swaps compared to $15.0 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program. Given current rates, we have chosen to book the fixed rate loan that we might otherwise have swapped to a variable rate.

Other noninterest income increased primarily due to Mortgage Servicing Rights valuation and to credit card fee income.

For the nine months ended September 30, 2021, noninterest income totaled $24.6 million, an increase of $4.1 million, or 20.1%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Nine months ended September 30,
	2021	2020	$ change	% change
Service charges	$4,092	$3,812	$280	7.3%
Net gain on sale of securities	1,787	92	1,695	1842.4%
Net gain/(loss) on equity securities	191	(126)	317	251.6%
Net gain on sale of loans	6,575	5,501	1,074	19.5%
ATM/Interchange fees	3,950	3,226	724	22.4%
Wealth management fees	3,570	2,916	654	22.4%
Bank owned life insurance	752	733	19	2.6%
Tax refund processing fees	2,375	2,375	—	0.0%
Swap fees	135	1,260	(1,125)	-89.3%
Other	1,214	727	487	67.0%

Total noninterest income	$24,641	$20,516	$4,125	20.1%

Service charges increased as a result of higher and service charges. Civista also waived service fees on deposit accounts of $93 thousand during 2020. Overdraft fees are trending toward pre-pandemic levels.

Net gain on sale of securities increased as a result of the sale of Visa Class B shares.

Net gain (loss) on equity securities increased as a result of market value increases.

Net gain on sale of loans increased due to an increase in the premium on sold loans of 61 basis points. The volume of loans sold decreased by $6.4 million in 2021 compared to 2020.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Swap fees decreased as a result of a decline in the volume of loans. Year to date we swapped $5.7 million compared to $84.8 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program. Given current rates, we have chosen to book the fixed rate loan that we might otherwise have swapped to a variable rate.

Other noninterest income increased primarily due to Mortgage Servicing Rights valuation, to credit card fee income and to a gain on the sale of an OREO property.

For the third quarter of 2021, noninterest expense totaled $19.5 million, an increase of $1.7 million, or 9.7%, compared to the prior year’s third quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended September 30,
	2021	2020	$ change	% change
Compensation expense	$11,390	$10,595	$795	7.5%
Net occupancy and equipment	1,429	1,504	(75)	-5.0%
Contracted data processing	429	415	14	3.4%
Taxes and assessments	758	715	43	6.0%
Professional services	776	669	107	16.0%
Amortization of intangible assets	223	227	(4)	-1.8%
ATM/Interchange expense	594	538	56	10.4%
Marketing	359	361	(2)	-0.6%
Software maintenance expense	819	506	313	61.9%
Other	2,677	2,197	480	21.8%

Total noninterest expense	$19,454	$17,727	$1,727	9.7%

Compensation expense included increases in salaries of $496 thousand as well as employee insurance of $300 thousand. The increase in salaries is due to annual pay increases, which occur every year in April. The increase in employee insurance is due to increased claims experience.

Professional services increased due to an increase in consulting fees related to cost savings initiatives and customer service programs.

The increase in software maintenance expense is due to both increases in software maintenance contracts the implementation of our new digital banking platform.

The quarter-over-quarter increase in other expense is due to increases in loan related expenses, the amortization of low income housing investments, education and training expense and mortgage servicing rights valuation.

The efficiency ratio was 62.2% for the quarter ended September 30, 2021 compared to 60.7% for the quarter ended September 30, 2020.

Civista’s effective income tax rate for the third quarter 2021 was 15.5% compared to 12.9% in 2020.

For the nine months ended September 30, 2021, noninterest expense totaled $61.3 million, an increase of $7.6 million, or 14.2%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)
	Nine months ended September 30,
	2021	2020	$ change	% change
Compensation expense	$34,578	$32,063	$2,515	7.8%
Net occupancy and equipment	4,556	4,557	(1)	0.0%
Contracted data processing	1,362	1,340	22	1.6%
Taxes and assessments	2,436	1,925	511	26.5%
Professional services	2,255	2,289	(34)	-1.5%
Amortization of intangible assets	668	686	(18)	-2.6%
ATM/Interchange expense	1,843	1,316	527	40.0%
Marketing	1,000	1,056	(56)	-5.3%
Software maintenance expense	1,872	1,350	522	38.7%
Other	10,741	7,115	3,626	51.0%

Total noninterest expense	$61,311	$53,697	$7,614	14.2%

Compensation expense included increases in salaries of $832 thousand as well as commissions of $984 thousand. Employee insurance increased by $300 thousand. The increase in salaries is primarily due to annual pay increases which occur in April. The increase in commission expense is primarily the result of increased mortgage loan activity. The increase in employee insurance is due to increased claims experience.

The increase in Taxes and assessments was attributable to small bank assessment credits applied to the 2020 assessments and a $172 thousand increase in state franchise tax related to additional taxes paid on the Company’s 2019 franchise tax return.

The increase in ATM/Interchange expense is primarily due to additional volume and to a settlement received in the second quarter of 2020.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The increase in other expense is primarily due to the prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance.

The efficiency ratio was 62.6% for the nine months ended September 30, 2021 compared to 61.1% for the nine months ended September 30, 2020. Removing the effect of the FHLB prepayment and the gain on the sale of the VISA B shares, the 2021 efficiency ratio would have been 59.9%.

Civista’s effective income tax rate for the first nine months of 2021 was 14.6% compared to 12.5% in same period in 2020.

Balance Sheet

Total assets increased $183.4 million, or 6.6%, from December 31, 2020 to September 30, 2021, primarily due to an increase in cash of $113.6 million, or 81.5%. Securities available for sale increased $134.9 million, or 37.0%. The decrease in PPP loans of $134.0 million drove the overall loan portfolio decrease of $52.7 million.

End of period loan balances
(unaudited - dollars in thousands)
	September 30,	December 31,
	2021	2020	$ Change	% Change
Commercial and Agriculture	$193,454	$192,581	$873	0.5%
Paycheck Protection Program loans	83,287	217,295	(134,008)	-61.7%
Commercial Real Estate:
Owner Occupied	292,725	278,413	14,312	5.1%
Non-owner Occupied	788,898	705,072	83,826	11.9%
Residential Real Estate	424,553	442,588	(18,035)	-4.1%
Real Estate Construction	179,491	175,609	3,882	2.2%
Farm Real Estate	30,147	33,102	(2,955)	-8.9%
Consumer and Other	12,259	12,842	(583)	-4.5%

Total Loans	$2,004,814	$2,057,502	$(52,688)	-2.6%

Loan balances have declined during the first nine months of 2021, primarily due to a decline in PPP loans. Removing the effects of PPP loans, the loan portfolio would have increased $81.3 million, or 4.4%. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category. Real Estate Construction loans increased as the construction season got underway. Construction availability remains near all-time highs. Commercial and Agriculture loans have been negatively impacted by the amount of governmental stimulus money. The decrease in Residential Real Estate continues as a result of portfolio loans refinanced into saleable mortgage products.

Paycheck Protection Program

During 2021, we processed approximately 1,300 loans totaling $131.1 million of PPP loans as part of the second round of the PPP. This is in addition to the $268.3 million that we processed in round one during 2020. Of the total PPP loans we have originated, $316.1 million have been forgiven or have paid off. We recognized $2.5 million of PPP fees in income during the quarter, and $5.9 million for the nine months ended September 30, 2021. At September 30, 2021, $3.3 million of unearned PPP fees remain.

COVID-19 Loan Modifications

As of September 30, 2021, the remaining loans modified under the CARES Act total $18.8 million, or 0.9% of total loans at period end, compared to 3.6% at December 31, 2020. Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Percent of loans outstanding
Commercial and Agriculture	6	$1,571	0.08%
Commercial Real Estate:
Owner Occupied	2	2,591	0.13%
Non-owner Occupied	9	14,174	0.71%
Real Estate Construction	1	451	0.02%

	18	$18,787	0.94%

Deposits

Total deposits increased $245.4 million, or 11.2%, from December 31, 2020 to September 30, 2021.

End of period deposit balances
(unaudited - dollars in thousands)
	September 30,	December 31,
	2021	2020	$ Change	% Change
Noninterest-bearing demand	$832,492	$720,809	$111,683	15.5%
Interest-bearing demand	502,865	410,139	92,726	22.6%
Savings and money market	846,573	771,612	74,961	9.7%
Time deposits	252,836	286,838	(34,002)	-11.9%

Total Deposits	$2,434,766	$2,189,398	$245,368	11.2%

The increase in noninterest-bearing demand of $111.7 million was primarily due to a $48.9 million increase in business demand deposit accounts, primarily due to the deposit of PPP loan proceeds. Public fund demand accounts increased $28.5 million. Additionally, balances related to the tax refund processing program increased $31.5 million, which is temporary, and tends to diminish the closer we get to December 31. Interest-bearing demand deposits increased due to a $52.1 million increase in public fund accounts and a $36.4 million increase in non-public fund accounts. The increase in savings and money market was primarily due to a $45.3 million increase in statement savings, a $25.2 million increase in personal money markets and a $23.7 million increase in business money markets. These increases were partially offset by a decrease of $40.1 million increase in brokered money market accounts. Time certificates over $100 thousand decreased $23.1 million and time certificates under $100 thousand decreased by $10.3 million.

FHLB advances totaled $75.0 million at September 30, 2021, down $50.0 million from December 31, 2020. The decrease was due to the prepayment of a $50 million, 2.05% long-term advance.

Stock Repurchase Program

During the first nine months of 2021, Civista repurchased 909,859 shares for $20.5 million at a weighted average price of $22.50 per share. We have approximately $11.0 million remaining of the current $13.5 million repurchase authorization, which was approved in August 2021. In addition, Civista liquidated 5,065 shares held by employees, at $17.71 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholder Equity

Total shareholders’ equity decreased $1.7 million from December 31, 2020 to September 30, 2021, primarily due to a $20.6 million repurchase of treasury shares. Retained earnings increased $23.6 million and accumulated other comprehensive income decreased $5.3 million.

“We were active in repurchasing shares and in October, we filed a shelf offering to replace our existing shelf that was set to expire in November” said Dennis G. Shaffer, CEO and President of Civista.

Asset Quality

Civista recorded net recoveries of $710 thousand for the nine months of 2021 compared to net recoveries of $8 thousand for the same period of 2020. The allowance for loan losses to loans was 1.33% at September 30, 2021 and 1.22% at December 31, 2020. Removing the PPP loans, the allowance ratio would have been 5 basis points higher.

Allowance for Loan Losses
(unaudited - dollars in thousands)
	Nine months ended September 30,
	2021	2020
Beginning of period	$25,028	$14,767
Charge-offs	(148)	(325)
Recoveries	858	333
Provision	830	7,862

End of period	$26,568	$22,637

Non-performing assets at September 30, 2021 were $5.3 million, a 27.6% decrease from December 31, 2020. The non-performing assets to assets ratio decreased to 0.18 % from 0.27% at December 31, 2020. The allowance for loan losses to non-performing loans increased to 503.5% from 343.1% at December 31, 2020.

Non-performing Assets
(dollars in thousands)
	September 30,	December 31,
	2021	2020
Non-accrual loans	$3,728	$5,399
Restructured loans	1,549	1,897

Total non-performing loans	5,277	7,296
Other Real Estate Owned	26	31

Total non-performing assets	$5,303	$7,327

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2021 at 1:00 p.m. ET on Wednesday, October 27, 2021. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. third quarter 2021 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.0 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 35 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Interest income	$25,784	$24,558	$77,008	$74,144
Interest expense	1,351	2,552	4,906	7,948

Net interest income	24,433	22,006	72,102	66,196
Provision for loan losses	—	2,250	830	7,862

Net interest income after provision	24,433	19,756	71,272	58,334
Noninterest income	6,426	6,786	24,641	20,516
Noninterest expense	19,454	17,727	61,311	53,697

Income before taxes	11,405	8,815	34,602	25,153
Income tax expense	1,763	1,133	5,038	3,134

Net income	9,642	7,682	29,564	22,019
Dividends paid per common share	$0.14	$0.11	$0.38	$0.33
Earnings per common share
Basic
Net income	$9,642	$7,682	$29,564	$22,019

Less allocation of earnings and dividends to participating securities	46	26	122	64

Net income available to common shareholders - basic	$9,596	$7,656	$29,442	$21,955

Weighted average common shares outstanding	15,168,233	16,045,544	15,543,488	16,201,898
Less average participating securities	72,071	54,274	64,064	47,246

Weighted average number of shares outstanding used to calculate basic earnings per share	15,096,162	15,991,270	15,479,424	16,154,652

Earnings per common share (1)
Basic	$0.64	$0.48	$1.90	$1.36
Diluted	0.64	0.48	1.90	1.36
Selected financial ratios:
Return on average assets	1.29%	1.08%	1.29%	1.08%
Return on average equity	10.96%	9.01%	11.32%	8.80%
Dividend payout ratio	22.02%	22.98%	19.98%	24.28%
Net interest margin (tax equivalent)	3.62%	3.44%	3.48%	3.70%

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result od using the two-class method.

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(unaudited)	(unaudited)
Cash and due from financial institutions	$253,165	$139,522
Investment securities	499,226	364,350
Loans held for sale	5,810	7,001
Loans	2,004,814	2,057,502
Less: allowance for loan losses	(26,568)	(25,028)

Net loans	1,978,246	2,032,474
Other securities	17,011	20,537
Premises and equipment, net	22,716	22,580
Goodwill and other intangibles	84,589	84,926
Bank owned life insurance	46,728	45,976
Other assets	44,745	51,496

Total assets	$2,952,236	$2,768,862

Total deposits	$2,434,766	$2,189,398
Federal Home Loan Bank advances	75,000	125,000
Securities sold under agreements to repurchase	23,331	28,914
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	41,262	46,015
Total shareholders’ equity	348,450	350,108

Total liabilities and shareholders’ equity	$2,952,236	$2,768,862

Shares outstanding at period end	15,029,972	15,898,032
Book value per share	$23.18	$22.02
Equity to asset ratio	11.80%	12.64%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.33%	1.22%
Non-performing assets to total assets	0.18%	0.26%
Allowance for loan losses to non-performing loans	503.50%	343.05%
Non-performing asset analysis
Nonaccrual loans	$3,728	$5,399
Troubled debt restructurings	1,549	1,897
Other real estate owned	26	31

Total	$5,303	$7,327

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Assets
Cash and due from banks	$253,165	$245,306	$437,238	$139,522	$194,773
Investment securities	499,226	458,831	357,798	364,350	366,691
Loans held for sale	5,810	6,618	10,769	7,001	13,256
Loans	2,004,814	2,019,196	2,060,239	2,057,502	2,040,940
Allowance for loan losses	(26,568)	(26,197)	(26,133)	(25,028)	(22,637)

Net Loans	1,978,246	1,992,999	2,034,106	2,032,474	2,018,303
Other securities	17,011	20,537	20,537	20,537	20,537
Premises and equipment, net	22,716	22,817	22,265	22,580	22,958
Goodwill and other intangibles	84,589	84,980	84,682	84,926	84,896
Bank owned life insurance	46,728	46,467	46,219	45,976	45,732
Other assets	44,745	46,088	43,754	51,496	50,847

Total Assets	$2,952,236	$2,924,643	$3,057,368	$2,768,862	$2,817,993

Liabilities
Total deposits	$2,434,766	$2,402,992	$2,475,907	$2,189,398	$2,068,769
Federal Home Loan Bank advances	75,000	75,000	125,000	125,000	125,000
Securities sold under agreement to repurchase	23,331	24,916	29,513	28,914	25,813
Other borrowings	—	—	—	—	183,695
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	41,262	39,895	47,463	46,015	43,234

Total liabilities	2,603,786	2,572,230	2,707,310	2,418,754	2,475,938
Shareholders’ Equity
Common shares	277,627	277,495	277,164	277,039	276,940
Retained earnings	116,680	109,178	101,899	93,048	84,628
Treasury shares	(55,155)	(45,953)	(38,574)	(34,598)	(33,900)
Accumulated other comprehensive income	9,298	11,693	9,569	14,619	14,387

Total shareholders’ equity	348,450	352,413	350,058	350,108	342,055
Total Liabilities and Shareholders’ Equity	$2,952,236	$2,924,643	$3,057,368	$2,768,862	$2,817,993

Quarterly Average Balances
Assets:
Earning assets	$2,747,450	$2,776,131	$3,006,653	$2,603,961	$2,617,884
Securities	482,642	413,494	382,313	386,179	388,594
Loans	2,010,665	2,054,784	2,069,419	2,072,477	2,040,492
Liabilities and Shareholders’ Equity
Total deposits	$2,437,580	$2,448,183	$2,632,782	$2,144,865	$2,084,791
Interest-bearing deposits	1,588,079	1,580,622	1,532,759	1,458,967	1,401,318
Other interest-bearing liabilities	127,511	157,264	185,605	278,357	362,965
Total shareholders’ equity	348,970	349,256	349,625	343,335	339,278

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total interest and dividend income	$25,784	$25,498	$25,725	$25,721	$24,558
Total interest expense	1,351	1,657	1,897	2,190	2,552

Net interest income	24,433	23,841	23,828	23,531	22,006
Provision for loan losses	—	—	830	2,250	2,250
Noninterest income	6,426	9,025	9,190	7,666	6,786
Noninterest expense	19,454	22,467	19,390	16,968	17,727

Income before taxes	11,405	10,399	12,798	11,979	8,815
Income tax expense	1,763	1,235	2,040	1,806	1,133

Net income	$9,642	$9,164	$10,758	$10,173	$7,682

Per share data
Earnings per common share
Basic
Net income	$9,642	$9,164	$10,758	$10,173	$7,682
Less allocation of earnings and dividends to participating securities	46	43	32	35	26

Net income available to common shareholders - basic	$9,596	$9,121	$10,726	$10,138	$7,656
Weighted average common shares outstanding	15,168,233	15,602,329	15,867,588	15,915,369	16,045,544
Less average participating securities	72,071	72,563	47,286	52,574	54,274

Weighted average number of shares outstanding used to calculate basic earnings per share	15,096,162	15,529,766	15,820,302	15,862,795	15,991,270

Earnings per common share (1)
Basic	$0.64	$0.59	$0.68	$0.64	$0.48
Diluted	0.64	0.59	0.68	0.64	0.48
Common shares dividend paid	$2,140	$1,885	$1,907	$1,753	$1,766
Dividends paid per common share	0.14	0.12	0.12	0.11	0.11

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result od using the two-class method.

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Allowance for loan losses, beginning of period	$26,197	$26,133	$25,028	$22,637	$20,420
Charge-offs	(77)	(25)	(46)	(139)	(185)
Recoveries	448	89	321	280	152
Provision	—	—	830	2,250	2,250

Allowance for loan losses, end of period	$26,568	$26,197	$26,133	$25,028	$22,637

Ratios
Allowance to total loans	1.33%	1.30%	1.27%	1.22%	1.11%
Allowance to nonperforming assets	501.01%	443.50%	423.09%	341.59%	292.88%
Allowance to nonperforming loans	503.50%	443.50%	423.09%	343.05%	292.88%
Nonperforming assets
Nonperforming loans	$5,277	$5,907	$6,177	$7,296	$7,729
Other real estate owned	26	—	—	31	—

Total nonperforming assets	$5,303	$5,907	$6,177	$7,327	$7,729
Capital and liquidity
Tier 1 leverage ratio	10.01%	9.92%	9.23%	10.77%	10.73%
Tier 1 risk-based capital ratio	14.18%	14.65%	15.20%	14.74%	14.73%
Total risk-based capital ratio	15.43%	15.90%	16.45%	15.99%	15.94%
Tangible common equity ratio (1)	9.28%	9.51%	9.00%	9.98%	9.47%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$348,450	$352,413	$350,058	$350,108	$342,055
Less: Goodwill and intangible assets	82,013	82,235	82,458	82,681	82,907

Tangible common equity (Non-GAAP)	$266,437	$270,178	$267,600	$267,427	$259,148
Total Shares Outstanding	15,029,972	15,434,592	15,750,479	15,898,032	15,945,479
Tangible book value per share	$17.73	$17.50	$16.99	$16.82	$16.25
Tangible Assets
Total Assets - GAAP	$2,952,236	$2,924,643	$3,057,368	$2,762,918	$2,817,993
Less: Goodwill and intangible assets	82,013	82,235	82,458	82,681	82,907

Tangible assets (Non-GAAP)	$2,870,223	$2,842,408	$2,974,910	$2,680,237	$2,735,086
Tangible common equity to tangible assets	9.28%	9.51%	9.00%	9.98%	9.47%

Reconciliation of Non-GAAP Efficiency Ratio

(Unaudited - dollars in thousands except share data)

For the three months ended :	September 30, 2021				September 30, 2020
	GAAP	Non-GAAP adjustment		Non-GAAP	GAAP	Non-GAAP adjustment	Non-GAAP
Noninterest expense	19,454	—		19,454	17,727	—	17,727
Net interest income (FTE)	24,847	—		24,847	22,417	—	22,417
Noninterest income	6,426	—		6,426	6,786	—	6,786
Efficiency ratio	62.2%			62.2%	60.7%		60.7%

For the nine months ended:	September 30, 2021				September 30, 2020
	GAAP	Non-GAAP adjustment		Non-GAAP	GAAP	Non-GAAP adjustment	Non-GAAP
Noninterest expense	61,311	(3,717	)(1)	57,594	53,697	—	53,697
Net interest income (FTE)	73,330	—		73,330	67,426	—	67,426
Noninterest income	24,641	(1,785	)(2)	22,856	20,516	—	20,516
Efficiency ratio	62.6%			59.9%	61.1%		61.1%

(1)	FHLB prepayment penalty
(2)	Gain on sale of VISA B shares